Exhibit 99.1

For Immediate Release

Citigroup Inc. (NYSE: C)

September 4, 2019

Citi Board Elects Alexander Wynaendts and Grace Dailey to Board of Directors

NEW YORK — Citi’s Board of Directors today announced that it has elected Alexander Wynaendts and Grace Dailey as new independent directors, with service commencing immediately. Mr. Wynaendts has had a successful career in the financial services sector and since 2008 has served as CEO of Aegon N.V., one of the world's leading providers of life insurance, pensions and asset management. Ms. Dailey is a retired bank regulator with more than 35 years of experience working at the Office of the Comptroller of the Currency, where she reached the position of Senior Deputy Comptroller.

Citi Chair John C. Dugan said, “We are pleased to have Alex and Grace join Citi’s Board of Directors. Alex has deep expertise in financial services; a successful track record running global businesses and expanding in emerging markets; and valuable experience leading a digital transformation.  These skills and experiences are highly relevant to Citi and I know he’ll add immediate value to our Board. Strong regulatory compliance is one of Citi’s highest priorities, and I’m confident that Grace’s experience will further strengthen the continual diligence we must do to live up to Citi’s commitment to be an indisputably strong and stable institution.”

Alexander Wynaendts

Alex Wynaendts began his career in 1984 with ABN AMRO Bank, working in Amsterdam and London in the Dutch bank's capital markets, asset management, corporate finance and private banking operations. In 1997, Mr. Wynaendts joined Aegon as Senior Vice President for Group Business Development.  He was appointed as a member of Aegon's Executive Board in 2003, overseeing the Company's international growth strategy. In April 2007, Mr. Wynaendts was named Aegon's Chief Operating Officer. A year later, he became CEO.

Since becoming CEO in May 2008 Mr. Wynaendts has transformed Aegon into a technology driven and agile business. He has simplified and refocused the business, led significant restructurings in its key markets, solidified the Group's capital position and delivered a strong financial performance. At the same time, he has expanded Aegon's business in Asia and in Continental Europe. The company is now well positioned to realize its full growth potential and better meet its customers' increasing needs. He has recently announced that he will retire from Aegon in May 2020 after serving 12 years as CEO.

Mr. Wynaendts has been an Independent Director of the Board of Air France-KLM S.A. since May 2016 and the Chairman of the Supervisory Board of Puissance B.V. (not listed) since May 2017.  He also serves as Chairman of the Supervisory Board of the Rijksmuseum in Amsterdam. He was educated in France and has a degree in Electrical Engineering from Ecole Supérieure d'Electricité and a degree in Economics from Paris-Sorbonne University.

Grace Dailey

Ms. Dailey began working at Comptroller of the Currency in 1983 and continued her career there until she retired earlier this year from her position as Senior Deputy Comptroller for Bank Supervision Policy and Chief National Bank Examiner.  In this capacity, Ms. Dailey directed the formulation of policies and procedures for the supervision and examination of national banks and federal savings associations. Ms. Dailey also served on the OCC’s Executive Committee and chaired the agency’s Committee on Bank Supervision, which consisted of the four most senior supervisory executives.

Over the course of her career, Ms. Dailey supervised banks of all sizes and was designated a Senior National Bank Examiner, the highest honor available to national bank examiners.  She is deeply knowledgeable on how banks operate, and has in-depth knowledge about liquidity, capital adequacy, risk management and credit quality. She also built an expertise in capital markets early in her career, and has experience with payments technology, digitization and cybersecurity risk, increased globalization and cross-border consolidation.

Ms. Dailey obtained her Bachelor of Business Administration with a Major in Finance from the University of Wisconsin-Eau Claire. She has also earned the Chartered Financial Analyst (CFA) designation.

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Citi

Citi, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

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Contacts:

Media:                                                Jennifer Lowney                       (212) 793-3141

Investors:                                           Elizabeth Lynn                          (212) 793-2033

Fixed Income Investors:                    Thomas Rogers                         (212) 559-5091